EXHIBIT 12
                       STATEMENT RE COMPUTATION OF RATIOS


                                                                 Year Ended December 31,
                                                                 -----------------------
                                          1999            2000            2001            2002            2003
                                          ----            ----            ----            ----            ----
Pretax earnings (losses)           $      975,571   $     513,814   $    (397,217)   $ (1,199,778)   $ (1,947,441)

Interest expense                          333,170         456,158         355,686         314,068         245,656
                                  ---------------- --------------- ---------------  --------------  --------------

Subtotal (A)                            1,308,741         969,972         (41,531)       (885,710)     (1,701,785)
                                  ---------------- --------------- ---------------  --------------  --------------

Interest expense                          333,170         456,158         355,686         314,068         245,656

Preferred stock dividend
   requirements                            89,636          59,160         144,293         107,564         100,271
                                  ---------------- --------------- ---------------  --------------  --------------

Subtotal (B)                       $      422,806   $     515,318   $     499,979    $    421,632    $    345,927
                                  ---------------- --------------- ---------------  --------------  --------------

(A) divided by (B)                      3.10             1.88           (.83)(1)        (2.10)(1)        (4.92)(1)
                                        ====             ====           ========        ========         ========


(1) Due to net loss for the year


























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